Exhibit 10.28

LEASE
LEASE AGREEMENT effective as of the 1st day of September, 2009, between F. MILLER CONSTRUCTION, L.L.C. (Fed. Tax Id. No.205538311) as lessee ("Lessee") and WEST CALCASIEU PORT referred to as lessor ("Lessor") ..

WITNESSETH

ARTICLE I
LEASED PREMISES

Lessor does hereby demise and lease until Lessee, and Lessee does hereby hire and take from Lessor those certain premises (the "Leased Premises") described in Exhibit "A" attached hereto and made a part hereof. Lessor has full right and authority to enter into this Lease and to grant to Lessee the estate and all rights purported to be herein granted without prior consent or approval of any third party.

ARTICLE II
TERM

The primary term of this Lease shall commence the 1ST DAY OF September, 2009, and shall continue until the 1st day of September, 2014, subject to all other provisions of this Lease. Lessee shall have the option to renew this Lease for five (5) additional successive renewal terms of one (1) year each, if Lessee give Lessor written notice by certified or registered mail of its intention to renew at least ninety (90) days prior to the expiration of the primary term, or renewal term, as applicable, of this Lease. If Lessee timely exercises the options to renew granted in this Lease, then this Lease shall continue upon the same terms and provisions contained in this Lease.
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ARTICLE III
RENT

(a) Amount. Lessee shall pay rent to the Lessor as follows, to-wit:
(1) An initial payment of Twenty-five Thousand and no/lOO ($25,000.00) Dollars to be paid at the commencement of this lease;

(2) The amount of Eight Thousand and no/100 ($8,000.00) Dollars per month for the first twenty-four (24) months of this lease;
(3) The amount of Nine Thousand and no/100 ($9,000.00) Dollars for the twenty-fifth (25th) month of this lease;
(4) The amount of Ten Thousand and no/100 ($10,000.00) Dollars per month for the remaining thirty-five (35) months of the primary term of this lease; and
(5) As additional consideration for this lease, Lessee shall make certain improvements to the leased premises, the waterfrontage of the leased premises and the adjacent water body as set forth in Exhibit "B" attached hereto and made a part hereof. Such improvements shall be completed by Lessee during the first thirty-six (36) months of the primary term of this lease.
(b) Lessor's Duties. The Lessor shall not be responsible for any maintenance of the Leased Premises.  If a repair or replacement, not occasioned

 (b) Address for Payment: Each rental payment shall be made payable to the following person and delivered to it at the following address:
       West Calcasieu Port
        c/o Ms. Darla Perry, CPA
        514 West Napoleon Street
        Sulphur, Louisiana 70663
 Each person may change the address for payment by notice to Lessee delivered on or before thirty (30) days prior to the rent due date.

ARTICLE IV
UTILITIES

Lessee agrees to pay for all of the utility expenses, including electrical, water and waste collection, which are related to the Leased Premises. Lessee agrees all utilities will be listed in the name of the Lessee and billed to Lessee.

ARTICLE V
MAINTENANCE AND REPAIR
(a) Lessee's Duties. By entry hereunder, Lessee acknowledges that the Leased Premises and appurtenances are in good, clean and sanitary order and repair, and accepts the Leased Premises in the condition delivered. Lessee shall, solely at its cost and expense, maintain the entire Leased Premises.

(b)  Lessor's Duties.  The Lessor shall not be responsible for any maintenance of the Leased Premises.  If a repair or replacement, not occasioned by a casualty, is required and will exceed Ten Thousand and no/IOO ($10,000.00) Dollars in cost, Lessor shall have the option to make that repair or replacement or cancel and terminate this lease as of the end of the month in which it is required to be made.

 (c) No Representations or Warranties.  Lessor has made no representations or promises with respect to this Lease, with respect to the Leased Premises or with respect to any matter related thereto, other than as expressly set forth herein.

(d) Indemnity. Lessee hereby agrees to hold Lessor harmless and otherwise indemnify Lessor for any liability to persons or property arising from all defects other than latent defects in the Leased Premises and/or completed or incomplete repairs which are the obligation of Lessee to undertake.

(e) Access. Lessor shall have the right to reasonable access to the Leased Premises throughout the term of this Lease for the purposes of repair or inspection.

(f) Casualty or Expropriations. If, as a result of a casualty to or expropriation of the Leased Premises, the Leased premises cannot reasonably be occupied and used by Lessee, Lessee may cancel and terminate this Lease on thirty (30) days advance written notice to Lessor.
ARTICLE VI
INSURANCE

Lessee shall, at its own costs, and expense, keep and maintain in full force during the term of this lease, insurance as follows:
(a) Against public liability claims (including Workmen's compensation Claims), against Lessor and Lessee, and all other claims against Lessor and Lessee as owners and/or landlords resulting from any accident occurring at, on or in any other way related to the Lease Premises, or any part thereof; said insurance to provide coverage covering property damage, bodily injuries, including death resulting therefrom, to the extent of $1,000,000.00 per accident and $1,000,000.00 per person and liability for damage to property of others caused thereby to $1,000,000.00 per accident, and excess/umbrella liability coverage in the amount of $10,000,000.00;

presence at the Leased Premises of any Hazardous Substances, Pollutants or Contaminants if not stored in or on the Leased Premises by Lessee during the term of this Lease or if not resulting from the Lessee's use of the Leased Premises.

ARTICLE VIII
INDEMNIFICATION
Lessee covenants that it will hold and save Lessor harmless from any and all loss, cost, liability, damage or expense, including without limitation, attorney’s fees and disbursements, caused by or arising from or in connection with the injury or death to persons or damage to property in, upon or about the Leased Premises or caused by or arising from or in connection with activities conducted theron, or any act or omission of Lessee, its agents, employees contractors, licensees, and invitees, including without limitation, injury or death of Lessee's agents employees, licensees and invitees and damage to their property; provided however, that Lessee shall be required to indemnify Lessor only for the negligence of the Lessee, its agents, employees, licensees and invitees and Lessee shall not be required to indemnify Lessor for any damage or injury of any kind arising out of the negligence of third parties, the Lessor, its agents or employees. Lessor shall not be liable for any damage to property or persons caused by, or arising out of water coming from the roof, water pipes, boilers, heating pipes, plumbing fixtures, waste pipes or any other source whatsoever whether within or without the Leased Premises.

All properties of Lessee and others, placed or allowed to remain on the Leased Premises by Lessee or with its consent, shall remain on the Leased Premises at the sole risk of Lessee and Lessor shall not have any responsibility therefore or obligation to Lessee or any other party with respect thereto. Lessee shall comply with all applicable insurance and fire prevention regulations.  The obligations of indemnity and assumption of responsibility on the part of the Lessee set forth herein shall, to the extent of the obligations therein expressed, constitute an assumption of responsibility for the Leased Premises within the meaning of LSA-R.S. 9:3221 or other applicable law.

(b) Against the perils of fire, flood and hazards ordinarily included under the standard extended coverage endorsements cover the full insurable value of the Leased Premises, which the parties recognize is $150,000.00 on the date hereof; and

(c) The Lessor shall be named as an additional insured in any policy maintained pursuant to this Lease, and each such policy shall contain provisions against cancellation except upon thirty (30) days prior notice to Lessor.
Policies and/or certificates of such insurance coverage shall be provided at Lessor's request.

ARTICLE VII
USE OF LEASED PREMISES

Lessee shall use the Leased Premises exclusively as a construction company office, yard and maintenance facility and Lessee is bound not to use the Leased Premises for any purpose that is unlawful or that tends to injure or depreciate the property.  Lessee shall comply with all federal, state and/or local laws, rules, regulations and/or orders with respect to the storage, use, discharge and/or removal of any chemical substances, including any "Hazardous Substances", "Pollutants", or "Contaminants" (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended "CERCLA") in connection with its use of the Leased Premises. The Lessee shall be responsible for the removal of any Hazardous Substances, Pollutants or Contaminants stored in or on the Leased Premises by Lessee during the term of this Lease and/or if required by any federal, state and/or local laws, rules, regulations and/or orders resulting from the Lessee's use of the Leased Premises.

Lessee shall immediately notify Lessor, in writing, of any violation or suspected violation of any federal, state or local law, rule, regulation and/or order dealing with Hazardous Substances, Pollutants or Contaminants.

Lessor and Lessee acknowledge and agree that the Lease Premises have  heretofore been occupied by Lessor or its assigns. Notwithstanding any provision to the contrary contained herein, in no event shall Lessee be liable for any acts or omissions of Lessor or an prior tenant or occupant, nor for the

ARTICLE X
ASSIGNMENT
Lessee has the right to sublease the Leased Premises only with the prior written consent of Lessor.

ARTICLE XI
SUBORDINATION

This Lease and all of Lessee's rights, title and interest in and under this Lease shall be subject, subordinated and inferior to the lien of any and all mortgages which now exist or which Lessor may in the future place upon the Leased Premises; however, Lessee's quite enjoyment of the Leased Premises shall not be disturbed provided that Lessee is not in default under this Lease and agrees to attorn to Lessor's successor in title in the event of a foreclosure. If requested by Lessee, the Mortgagor, Lessor and Lesseeshall enter into an agreement reflecting the subordination, non-disturbance and attornment provisions of this paragraph.

ARTICLE XII
DEFAULT AND REMEDIES THEREFOR

(a) Default. Any of the following shall consitute a default by Lessee:

(1) Failure to pay any rental, provide the insurance required for this lease or to pay the other expenses or obligations assumed under this Lease within fifteen (15) days after the due date.

(2) Any violation at any time of any other condition of this Lease, if such violation continues for thirty (30) days after written notice of such violation is mailed by Lessor to Lessee.

(3) The filing in any court of a petition in bankruptcy, receivership, reorganization, for respite, or for any other debtor's proceedings by or against Lessee.

(4) Any seizure of Lessee's interest in this Lease under any writ of seizure of execution.

(b) Remedies. If any default shall occur, then, in addition, to any other rights which Lessor may have under law or under the provisions of this Lease, Lessor shall have the following options:

(1) To proceed for past due installment only, reserving its rights to proceed later for the remaining installments and to exercise any other option granted by this Lease;
    (2) To cancel this Lease and to proceed for past due insta11menta; and/or
(3) To accelerate the rental for the unexpired term of the Lease.
However, Lessor agrees that in the event of any default other than the default described in (a)(l) above, Lessor will provide the Lessee with written notice of the default, and Lessee shall have thirty (30) days thereafter within which to correct the default.

Lessee waives any putting in default for such breach, except as expressly required by this Lease. Failure strictly and promptly to enforce the conditions set forth above shall not operate as a waiver of Lessor's rights.
The acceptance of rent by Lessor shall not waive any preceding breach by Lessee of any term or condition of this Lease, other than the failure of Lessee to pay the particular rental so accepted, regardless of Lessor's knowledge of the preceding breach at the time of the acceptance of such rent. Receipt by Lessor of a partial rental payment, even with special endorsement thereon, shall not constitue a waiver of any of Lessor's rights hereunder. The waiver by Lessor or Lessee of any breach of this Lease shall not be deemed a waiver of any subsequent breach of the same of any other term or condition of this Lease. In the event of the failure of the Lessee to perform any of its obligations under this Lease, Lessor may, but shall not be obligated to, cause such obligations to be performed and shall have the right to collect such sums of money as may be expended by Lessor therefore from Lessee, together with interest at the rate of ten (10%) per cent per annum until paid. Such performance by the Lessor shall not constitute a waiver of any default occasioned by Lessee's non-performance.
If Lessor employs an attorney to collect rent or any other sum due by Lessee, or if suit is brought to recover possession of the Leased Premises, or because of the breach of this Lease by Lessee (and a breach shall be established), Lessee shall pay to Lessor all expense reasonably incurred therefor, including a reasonable attorney's fees for such suit or collection.

(c) Default by Lessor. In the event Lessor fails to fulfill any of its obligations under this Lease, Lessee agrees to provide Lessor, and any Mortgagee of the Leased Premises of which Lessee has been notified, with notice of the default and shall allow Lessor, or Mortgagee at Mortgagee's option, twenty (20) days within which said default may be cured. In the event said default is not cured during this period, Lessee shall have the right to en force any and all remedies granted by this Lease Agreement or by law against  Lessor.
ARTICLE XIII
TERMINATION AND HOLDING OVER

Upon termination, Lessee shall deliver the Leased Premises in good condition, ordinary wear and tear accepted. In the event the Lessee holds the Lease over, upon termination or expiration of this Lease, the holding over shall operate to extend the Lease on a month to month basis and shall thereafter constitute this Lease a lease from month to month. In the event the Lessee does elect to hold the Lease over, either party shall have the right during the holdover period to terminate the continuation of the holding over by giving the other party thirty (30) days written notice. All the other terms and conditions of this Lease shall remain in effect during the holding over period. During the term of this Lease, the Lessor shall have the right to show the Leased Premises for sale, or rent.

ARTICLE XIV
NOTICES

All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when mailed by registered or certified mail, postage prepaid, or sent by telegram, addressed as follows:

If to the Lessor:

    West Calcasieu Port
    514 West Napoleon Street
    Sulphur, Louisiana 70663

If to the Lessee:
F. Miller Construction, LLC
Attn:    Mr. Mark Stauffer
       Vice President
       12550 Fuqua
       Houston, Texas  77034
and
F. Miller Construction, LLC
Attn:    Mr. Mark Korkowski
       825 Ryan Street
       Lake Charles, LA  70601
ARTICLE XV
BINDING  EFFECT

This Lease shall inure to the benefit of and shall be binding upon the Lessor, the Lessee and their respective successors and assigns, subject, however, to the limitations contained in Article XI hereof.

ARTICLE XVI
SEVERABILITY

If any clause, paragraph or part of this Lease, for any reason, be finally adjudged by any court of competent jurisdiction to be unconstitutional or invalid, such judgment shall not affect, impair or invalidate the re mainder of this Lease but shall be confined in its operation to the clause, sentence, paragraph or any part thereof directly involved in the controversy in which such judgment has been rendered. The unconstitutionality, invalidity or ineffectiveness of anyone or more provisions or covenants contained in this Lease shall not relieve the Lessee from liability to make the payments of rental provided in this Lease.

ARTICLE XVII
CAPTIONS

The captions or headings in this Lease are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Lease.

ARTICLE XVIII
EXECUTION OF COUNTERPARTS

This Lease may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one of the same instrument.

ARTICLE XIX
LAW GOVERNING CONSTRUCTION OF AGREEMENT

This Lease is prepared and entered into with the intention that the law of the state of Louisiana shall govern its construction.

ARTICLE XX
NET LEASE

This agreement shall be deemed and construed to be a "net lease" and the Lessee shall pay absolutely net during the Lease Term and rent and all other payments required hereunder, free of any deductions, without abatement, diminution or set-off other than those herein expressly provided.

ARTICLE XXI
RENT ADJUSTMENT

(a) In the event of the renewal of this Lease by Lessee, the rent shall increase over the amount paid during the previous lease period by a percentage equal to the percentage increase in the Consumer Price Index (CPI)
between the day of the beginning of the previous period and the day of beginning of the renewal period. If a consumer price index number is not available for any such day, the number to be used shall be the number on the last preceeding day on which it was available provided the CPI still is being published and calculated in the same way as at the effective date of this Lease.

(b) CPI shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers published by the United states Department of Labor, Bureau of Labor Statistics, for the Chicago, Illinois area, sUbgroup All Items (19821984=100) •

(c) If the manner in which the CPI is determined by the Bureau of Labor Statistics shall be substantially revised, including without limitation, a change in the base index year, an adjustment shall be made by the Lessor in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if such COP had not been so revised. If the CPI should become unavailable to the public because publication is dis continued, or otherwise, Lessor shall select a substitute index that most closely approximates the above referenced index, as reasonably determined by Lessor.

ARTICLE XXII
 USE AND MAINTENANCE OF PORT ROAD

Lessee shall have the non-exclusive use of the Port road that runs through the Leased Premises. Lessee covenants to use its best efforts to avoid damage to the road and understands that it will be responsible for any damage caused by its negligence. With the exception of any damage caused by Lessee's negligence. Lessor shall be responsible for the maintenance of the road. Lessor shall have the right to extend the road eastward in order to access the Lessor's property on the east side of the Leased Premises.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly signed on the dates shown below:

WITNESSES:                               WEST CALCASIEU PORT
/s/ Glen A. James                               /s/ Brent Clement, President

/s/ Cheryl M. McLeod                            Date:  9/3/09

WITNESSES:                               F. MILLER CONSTRUCTION, L.L.C.
/s/ Mark Korkowski                               /s/ Mark Stauffer, Vice President

/s/ Nannette LaFleur                            Date:  9/8/09